Exhibit 99.1

BurgerFi Announces Appointment of Michael Rabinovitch to Chief Financial Officer

Rabinovitch To Officially Begin as CFO on April 1st, 2021

PALM BEACH, FL – March 3, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW), one of the nation’s fastest-growing premium fast-casual concepts and QSR’s 2020 Breakout Brand of the Year known for its better burgers, has hired Michael Rabinovitch as Chief Financial Officer. Rabinovitch holds over 25 years of extensive financial leadership skills from best-in-class publicly held retail and distribution companies, high growth retail concepts, extensive international experience and has completed and integrated over 25 acquisitions valued at over $2 billion dollars during his career.

“As BurgerFi continues to accelerate its growth strategy, Michael’s extensive experience in acquisitions, business processes and managing the strong financial structure and growth of large public companies adds significant value to our organization,” said Ophir Sternberg, Executive Chairman of BurgerFi. “We are pleased to welcome Michael to BurgerFi and look forward to his leadership.”

Rabinovitch joins BurgerFi after serving as Chief Accounting Officer at Tech Data Corporation (formerly Nasdaq: TECD), a $38 billion dollar, Fortune 100 global technology distributor. He also has held the positions of Chief Accounting Officer and Vice President of Finance for North America at Office Depot Inc. (Nasdaq: ODP) where he was responsible for all aspects of accounting policy and process including Sarbanes Oxley compliance.

“Michael will develop trusted relationships with key stakeholders and teams while building confidence and transparency. I know he understands key metrics for value creation and will collaborate with our leadership to deliver outstanding results,” said Julio Ramirez, CEO of BurgerFi. “I am thrilled to have him as part of my talented executive team.”

For nearly a decade, Rabinovitch served as Chief Financial Officer of Mayors Jewelers, Birks Group Inc., a (NYSEAMERICAN: BGI), with 77 locations across the United States and Canada. He was also the Vice President of Finance at Claire’s Stores, Inc. during their years of rapid expansion and contributed to their growth from 1,200 to over 3,000 locations in 10 countries during his six year tenure with the brand. Rabinovitch began his career with Price Waterhouse (now PwC). He is a licensed certified public accountant (inactive). Rabinovitch has both Bachelor of Science degrees in accounting and finance from Florida State University and is an advisory board member of the School of Accounting at both Florida State University and University of South Florida.

“I am excited to be joining BurgerFi and look forward to adding value to the company as they execute on their growth strategy,” said newly appointed CFO, Michael Rabinovitch. “I am looking forward to supporting the leadership team in implementing strategies that will drive profitability of the organization and shareholder value.”

Rabinovitch replaces Bryan McGuire, Chief Financial Officer, effective April 1st, 2021. During his time at BurgerFi, McGuire has helped the company maintain high standards of financial compliance and aided the company’s process to go public through a business combination via SPAC merger. McGuire will remain with BurgerFi to lead the company’s quarter-close process and financial filings, working with Rabinovitch to ensure a seamless transition.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. BurgerFi was named QSR Magazine’s Breakout Brand of 2020, placed in the top 10 on Fast Casual’s Top 100 Movers & Shakers list in 2020, was named “Best Burger Joint” by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a “Top Restaurant Brand to Watch” by Nation’s Restaurant News in 2019, included in Inc. Magazine’s Fastest Growing Private Companies List, and ranked on Entrepreneur’s 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including BurgerFi’s estimates of its future business outlook, prospects or financial results. Statements regarding BurgerFi’s objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that BurgerFi’s actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic. Among the important factors that could cause such actual results to differ materially are (i) the impact of any economic recessions in the U.S. and other parts of the world, (ii) fluctuations in the global economy, (iii) BurgerFi’s ability of maintaining its margins, (iv) changes in applicable accounting principles or interpretations of such principles, (v) delays in BurgerFi’s ability to develop new products and services and market acceptance of new products and services, (vi) rapid technological change, (vii) BurgerFi’s ability to attract and retain key management personnel, (viii) the existence of substantial competition, and (ix) other risk factors listed from time to time in BurgerFi’s registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and BurgerFi undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

(949) 574-3860

BFI@GatewayIR.com

Company Contact:

BurgerFi International Inc.

Ashley Spitz, IR@burgerfi.com

Media Relations Contact:

Quinn Public Relations

Laura Neroulias, LNeroulias@quinn.pr